Exhibit 99.1

FOR IMMEDIATE RELEASE
May 8, 2023
MEDIA CONTACT: Fred Solomon
703-903-3861
Frederick_Solomon@freddiemac.com

Freddie Mac Announces Tender Offer for Any and All of Certain STACR Notes

McLean, Va. - Freddie Mac (OTCQB: FMCC) today announced that it has commenced a fixed-price cash tender offer (the “Offer”) for the purchase of any and all of the STACR® (Structured Agency Credit Risk) Notes listed in the table below (the “Notes”) beginning Monday, May 8, 2023. Certain of the series of Notes subject to the Offer were issued by the STACR trust identified in the table below (each, a “Trust”). Freddie Mac is the holder of the owner certificate issued by each Trust and, as a result, the sole beneficial owner of each Trust.
Freddie Mac has engaged BofA Securities, Inc. and Citigroup Global Markets Inc. as lead dealer managers (the “Lead Dealer Managers”) and Academy Securities, Inc. as co-dealer manager (the “Co-Dealer Manager” and, collectively with the Lead Dealer Managers, the “Dealer Managers”) for the Offer. Freddie Mac is offering to purchase any and all of the Notes listed. The applicable Total Consideration to be paid by Freddie Mac to holders that tender Notes accepted for purchase pursuant to the Offer will be calculated based on the original principal amount of such tendered and accepted Notes, the applicable factor, and the applicable Tender Offer Consideration identified in the table below, plus any accrued and unpaid interest under the applicable Debt Agreement or Indenture upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 8, 2023 (as amended from time to time, the “Offer to Purchase”) and related Notice of Guaranteed Delivery dated May 8, 2023 (collectively with the Offer to Purchase, the “Offer Documents”). Capitalized terms used and not otherwise defined herein will have the meaning ascribed to such terms in the Offer to Purchase.
The tender offer period will commence on Monday, May 8, 2023, and expire at 5 p.m. New York City time on Friday, May 12, 2023 (the “Expiration Time”), unless extended. Holders must validly tender their Notes at or prior to the Expiration Time. Notes validly tendered may be withdrawn at any time at or prior to 5 p.m., New York City time, on Friday, May 12, 2023, unless extended by Freddie Mac, but not thereafter (except in certain limited circumstances where additional withdrawal rights are granted by Freddie Mac or otherwise required by law).
Holders whose Notes are purchased in the Offer will receive accrued and unpaid interest from the last interest payment date to, but not including, the Settlement Date (as defined in the Offer to Purchase) for the Notes. Freddie Mac expects the Settlement Date to occur on Tuesday, May 16, 2023. Any Notes tendered using the Notice of Guaranteed Delivery and accepted for purchase are expected to be purchased on Wednesday, May 17, 2023, but payment of accrued interest on such Notes will only be made to, but not including, the Settlement Date.

Title of Security	STACR Trust (if applicable)	CUSIP Number	ISIN Number	Original Principal Amount	Tender Offer Consideration (per $1,000 original principal amount)
STACR 2015-DNA3 M-3	N/A	3137G0GW3	US3137G0GW39	$158,804,413	$1,055.47
STACR 2016-DNA1 B	N/A	3137G0HZ5	US3137G0HZ50	$36,000,000	$1,095.00
STACR 2016-DNA2 B	N/A	3137G0JZ3	US3137G0JZ33	$36,000,000	$1,107.50
STACR 2016-DNA3 B	N/A	3137G0KV0	US3137G0KV00	$35,000,000	$1,130.00
STACR 2016-DNA4 B	N/A	3137G0LK3	US3137G0LK36	$31,000,000	$1,062.50
STACR 2016-HQA1 B	N/A	3137G0JM2	US3137G0JM20	$25,000,000	$1,167.50
STACR 2016-HQA2 B	N/A	3137G0KK4	US3137G0KK45	$24,000,000	$1,140.00
STACR 2017-DNA3 B-1	N/A	3137G0RJ0	US3137G0RJ09	$200,000,000	$1,087.55
STACR 2017-HQA3 B-1	N/A	3137G0SE0	US3137G0SE03	$75,000,000	$1,085.78
STACR 2017-HRP1 B-1	N/A	3137G0TF6	US3137G0TF68	$50,000,000	$1,106.30
STACR 2017-HRP1 M-2	N/A	3137G0SN0	US3137G0SN02	$59,945,000	$1,015.47
STACR 2018-DNA1 B-1	N/A	3137G0UB3	US3137G0UB36	$130,000,000	$1,038.75
STACR 2018-DNA2 B-1	Freddie Mac STACR Trust 2018-DNA2	35563TAV3	US35563TAV35	$175,000,000	$1,076.72
STACR 2018-HQA1 B-1	N/A	3137G0UX5	US3137G0UX55	$140,000,000	$1,090.63
STACR 2018-HQA2 B-1	Freddie Mac STACR Trust 2018-HQA2	35563XBD3	US35563XBD30	$128,000,000	$1,093.75
This announcement is neither an offer to buy nor a solicitation of offers to buy any of these securities. None of Freddie Mac, the Dealer Managers, or the Information Agent make any recommendation that any holder of the securities tender or refrain from tendering all or any portion of the original principal amount of such holder’s securities. Holders must make their own decisions whether to tender securities, and if so, decide on the original principal amount of securities to tender.
The Offer is being made only upon the terms and subject to the conditions set forth in the Offer Documents. Copies of the Offer Documents may be obtained on Freddie Mac’s website at https://capitalmarkets.freddiemac.com/crt/securities or from the Information Agent for the Offer, Global Bondholder Services Corporation’s website at https://www.gbsc-usa.com/FreddieMac, or by calling (212) 430-3774 or (855) 654-2015 (toll-free). Questions regarding the Offer may be directed to BofA Securities, Inc. at (980) 387-3907 or (888) 292-0070 (toll-free); Citigroup Global Markets Inc. at 212-733-6106 or (800) 558-3745 (toll free); or Global Bondholder Services Corporation, as tender agent, at (212) 430-3774 or (855) 654-2015 (toll-free).
This announcement does not constitute an invitation to participate in the Offer in or from any jurisdiction in or from which, or to or from any person to or from whom, it is unlawful to make such Offer under applicable securities laws or otherwise. The distribution of materials relating to the Offer, and the transactions contemplated by the Offer, may be restricted by law in certain jurisdictions where it is legal to do so. The Offer is void in all jurisdictions where it is prohibited. If materials relating to the Offer come into your possession, you are required by Freddie Mac to inform yourself of and to observe all of these restrictions. The materials relating to the Offer do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the Offer be made by a licensed broker or dealer and a dealer manager or any affiliate of a dealer manager is a licensed broker or dealer in that jurisdiction, the Offer shall be deemed to be made by the dealer manager or such affiliate on behalf of Freddie Mac in that jurisdiction.
Freddie Mac’s mission is to make home possible for families across the nation. We promote liquidity, stability, affordability and equity in the housing market throughout all economic cycles. Since 1970, we have helped tens of

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